Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SMITH BARNEY TIDEWATER FUTURES FUND L. P.

UNDER SECTION 121-201 OF

THE REVISED LIMITED PARTNERSHIP ACT

THE UNDERSIGNED, for the purpose of forming a limited partnership pursuant to Section 121-201 of the Revised Limited Partnership Act of New York, does hereby certify:

1. The name of the limited partnership is Smith Barney Tidewater Futures Fund L. P.

2. The office of the limited partnership is to be located in the County of New York, State of New York.

3. The Secretary of State of the State of New York is hereby designated the agent of the limited partnership upon whom process served against the limited partnership may be served. The post office address to which the Secretary of State shall mail a copy of any process against the limited partnership served upon him as agent of the limited partnership is Smith Barney Shearson Futures Management Inc., 390 Greenwich Street, New York, New York 10013, Attention: Alexander J. Sloane.

4. CT Corporation System, having a business address at 1633 Broadway, New York, New York 10019, is hereby designated pursuant to Section 121-105 of the Revised Limited Partnership Act of New York, the registered agent of the limited partnership upon whom process may be served.

5. The name and business or residence address of each general partner is as follows:

Name	Residence
Smith Barney	390 Greenwich Street
Futures Management Inc.	New York, New York 10013

6. The latest date upon which the limited partnership is to dissolve is December 31, 2015.

IN WITNESS WHEREOF, we have made and signed this certificate this 21st day of February, 1995, and we affirm the statements contained herein as true under penalties of perjury.

General Partner

Smith Barney
Futures Management Inc.
By:	/s/ Daniel Dantuono
Daniel Dantuono
Chief Financial Officer,
Treasurer and Director